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                                                                    Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Citi Trends, Inc.:

We consent to the use of our report dated March 30, 2005, except as to Note 12(c) which is as of April 28, 2005 and Note 12(d) which is as of May 11, 2005, with respect to the balance sheets of Citi Trends, Inc. as of January 29, 2005 and January 31, 2004, and the related statements of income, stockholders' equity, and cash flows for the years ended January 29, 2005, January 31, 2004 and February 1, 2003, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report refers to the adoption of Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity".

/s/ KPMG LLP

Jacksonville, Florida
May 11, 2005